                               ASSET PURCHASE AGREEMENT



                                        DATED

                                  OCTOBER ___, 1996

                                        AMONG

                               PDIXF ACQUISITION CORP.

                                  TECHNIPOWER, INC.,

                                 CONSTANT POWER, INC.

                                         AND

                            PENRIL DATACOMM NETWORKS, INC.

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                                  TABLE OF CONTENTS

                                      ARTICLE I

                             CERTAIN DEFINITIONS............................  1

    1.01  "Acquired Assets"...................................................1
    1.02  "Affiliate" ........................................................2
    1.03  "Assumed Liabilities" ..............................................2
    1.04  "Excluded Assets"...................................................3
    1.05  "Gross Sales".......................................................3
    1.06  "Limited Assignment Assets".........................................3
    1.07  "Retained Liabilities"............................................. 3
    1.08  "Accounting Terms"..................................................4


                                      ARTICLE II

                       PURCHASE AND SALE OF ASSETS
                       AND ASSUMPTION OF LIABILITIES........................  4

    2.01  PURCHASE AND SALE OF ASSETS.........................................4
    2.02  CONSIDERATION.......................................................4
    2.03  DEPOSIT.............................................................4


                                     ARTICLE III

                                THE CLOSING.................................  5

    3.01  TIME AND PLACE......................................................5
    3.02  DELIVERIES BY THE SELLER ...........................................5
    3.03  DELIVERIES BY PURCHASER.............................................5
    3.04  LIMITED ASSIGNMENT ASSETS ..........................................5
    3.05  FURTHER ASSURANCES .................................................6

                                      ARTICLE IV

                    RELATED AGREEMENTS AND TRANSACTIONS.....................  6

    4.01  HOLD HARMLESS.......................................................6
    4.02  BULK SALES LAWS.....................................................6
    4.03  MAIL RECEIVED AFTER CLOSING........................................ 6
    4.04  SELLER'S RECORDS; ACCESS BY SELLER................................. 7
    4.05  EMPLOYEE MATTERS .................................................. 7
    4.06  ALLOCATION AGREEMENT............................................... 8
    4.07  COVENANT OF NON-COMPETITION: NO POACHING OF EMPLOYEES.............. 8
    4.08  ROYALTY.............................................................9
    4.09  CHANGE OF NAME.....................................................10
    4.10  POST-CLOSING ADJUSTMENT............................................10
    4.11  LEASE OF PREMISES..................................................11
    4.12  INVERNESS..........................................................11
    4.13  CONFESSION OF JUDGMENT.............................................11


                                      ARTICLE V

                            REPRESENTATIONS AND WARRANTIES
                                 OF SELLER.................................. 11

    5.01  CORPORATE ORGANIZATION; ETC. ......................................11
    5.02  CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES.................12
    5.03  CREDITOR'S ARRANGEMENT.............................................12
    5.04  NO SUBSIDIARIES....................................................12
    5.05  NO VIOLATION.......................................................12
    5.06  FINANCIAL STATEMENTS...............................................12
    5.07  INTERIM OPERATIONS.................................................13
    5.08  NO UNDISCLOSED LIABILITIES; ETC....................................13
    5.09  TITLE TO ASSETS; LIENS.............................................13
    5.10  EQUIPMENT..........................................................13
    5.11  LEASES.............................................................13
    5.12  PATENTS, TRADEMARKS, TRADE NAME PROVISION..........................13
    5.13  LITIGATION.........................................................14
    5.14  LABOR MATTERS; ERISA...............................................14
    5.15  PRODUCT WARRANTIES.................................................14
    5.16  COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS............14
    5.17  PERSONNEL..........................................................14
    5.18  ACCOUNTS RECEIVABLE................................................15
    5.19  CONTRACTS..........................................................15

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    5.20  CUSTOMERS AND SUPPLIERS............................................15
    5.21  NO OTHER REPRESENTATIONS OR WARRANTIES.............................15


                                      ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF PURCHASER

    6.01  CORPORATE ORGANIZATION: ETC........................................16
    6.02  CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES.................16
    6.03  CREDITOR'S ARRANGEMENT.............................................16
    6.04  NO VIOLATION.......................................................16


                                     ARTICLE VII

             SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

    7.01  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.........................17
    7.02  INDEMNIFICATION BY SELLER AND PENRIL...............................17
    7.03  INDEMNIFICATION BY PURCHASER.......................................17
    7.04  LIMITATIONS ON INDEMNIFICATION; ADJUSTMENTS........................17
    7.05  CONDITIONS OF INDEMNIFICATION......................................18
    7.06  DEFENSE OF ENVIRONMENTAL CLAIMS....................................18


                                     ARTICLE VIII

                          MISCELLANEOUS PROVISIONS...........................19

    8.01  COMMISSIONS AND FINDERS' FEES......................................19
    8.02  AMENDMENT AND MODIFICATION.........................................20
    8.03  WAIVER OF COMPLIANCE...............................................20
    8.04  EXPENSES...........................................................20
    8.05  NOTICES............................................................20
    8.06  ASSIGNMENT.........................................................20
    8.07  GOVERNING LAW......................................................21
    8.08  COUNTERPARTS.......................................................21
    8.09  HEADINGS...........................................................21
    8.10  ENTIRE AGREEMENT...................................................21
    8.11  THIRD PARTIES......................................................21
    8.12  MUTUAL AGREEMENT...................................................21
    8.13  SEVERABILITY.......................................................21


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                                EXHIBITS AND SCHEDULES


    Exhibit A                     Instrument of Assumption
                                  of Liabilities
    Exhibit B                     Indenture and Bill of Sale

    Schedule 1.01(a)              Real Property Lease
    Schedule 1.01(b)              Machinery and Equipment
    Schedule 1.01(d)              Accounts Receivable
    Schedule 1.01(e)              Contracts, Etc.
    Schedule 1.01(f)              Intellectual Property
    Schedule 1.01(h)              Government Permits
    Schedule 1.03(a)              Accounts Payable

    Schedule 4.05                 Covered Employees

    Schedule 5.05                 Consents
    Schedule 5.11                 Leases
    Schedule 5.14                 Pension Plans
    Schedule 5.15                 Product Warranties
    Schedule 5.16                 Compliance
    Schedule 5.17                 Personnel, Benefit Plans
    Schedule 5.19                 Material Contracts
    Schedule 5.20                 Customers and Suppliers

                              ASSET  PURCHASE  AGREEMENT


    ASSET PURCHASE AGREEMENT dated October ___, 1996 among PDIXF Acquisition Corp., a New York corporation ("Purchaser"), Technipower, Inc., a Delaware corporation ("TPI"), Constant Power, Inc., a Delaware corporation ("CPI"), and Penril Datacomm Networks, Inc., a Delaware corporation and the parent entity of TPI and CPI ("Penril"). TPI and CPI are hereinafter sometimes collectively referred to as "Sellers" and individually as "Seller."

    This Agreement sets forth the terms and conditions upon which Sellers will sell to Purchaser, and Purchaser will purchase from Sellers, all of the assets of Sellers employed in the manufacture of the "Variac" autotransformer line, "Mil Spec" power supply line and AC power protection line, as hereinafter set forth.

    In consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:


                                      ARTICLE I

                                 CERTAIN DEFINITIONS

    As used in this Agreement each of the following terms shall have the following meaning:

    1.01 "Acquired Assets" shall mean all of Sellers' and/or Penril's right, title and interest in all of the assets employed in the "Variac" autotransformer, "Mil Spec" power supply and AC power protection businesses currently conducted by Sellers (collectively the "Business"), including, without limitation, each of the following, but expressly excluding the "Excluded Assets" (as hereinafter defined):

         (a) the leasehold interest in real property held by TPI, including leasehold improvements thereon, which is described in Schedule 1.01(a) hereto (the "Premises").

         (b) all machinery, equipment and other items of tangible personal property owned by either Seller and all leasehold interests in tangible personal property held by Seller, which are used by the Business, including those listed on Schedule 1.01(b) hereto;

         (c) all inventories of raw materials, work-in-process, finished products, supplies, spare parts and packaging materials used in the Business;

         (d) all accounts and notes receivable of either Seller relating to the Business, including those listed on Schedule 1.01(d) hereto (the "Accounts Receivable");

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         (e)  all rights and interests of either Seller in, to and under all contracts, leases, commitments, licenses and agreements relating to the Business, including those listed on Schedule 1.01(e) hereto;

         (f) all rights and interest of either Seller in, to and under all patents, trademarks, patent and trademark applications, trade names, licenses, copyrights and inventions used in the Business, including the trade names "Technipower", the trademark "Variac", the trademark and tradename "Constant Power", and those listed on Schedule 1.01(f) hereto;

         (g) all of the books and records of either Seller relating to the Business, including those which pertain to the purchase of materials, supplies or services, production and sale of products, personnel, customers, customer credit, collections, or maintenance.

         (h) all Federal, state and local governmental licenses, permits, approvals and authorizations held by either Seller, relating to the Business, including those listed on Schedule 1.01(h) hereto;

         (i) all intangible assets of either Seller used in the Business, including customer lists, trade secrets, drawings, designs, specifications, test procedures, and similar information generally described as know-how, research, marketing and other data, contract rights, manuals, rights as an unpaid vendor, inventions, royalties, causes of action, rights of set off and credit balances, and the good will of the Business as a going concern;

         (j) employee receivables and temporary or permanent travel advances to employees relating to the Business; and

         (k) all computer software, databases and other information stored in electronic or other form, including mechanical and CAD drawings and designs, relating to the Business.

    1.02 "Affiliate" shall mean a corporation or other legal or natural person controlling, controlled by or under common control with another corporation or other legal or natural person. "Control" means possessing the ability to influence the management or policies of a corporation or other legal or natural person.

    1.03 "Assumed Liabilities" shall mean all of the following liabilities or obligations of either Seller or Penril, but expressly excluding the Retained
Liabilities:

         (a) all liabilities and obligations of either Seller for accounts payable relating to the Business existing on the Closing Date, including those listed on Schedule 1.03(a) hereto which, to the best knowledge of Sellers and Penril, are all the accounts payable of either Seller as at September 30, 1996 (the "Accounts Payable");

         (b) all obligations of either Seller to be performed or satisfied after the Closing under all contracts, leases, commitments, licenses, product warranties and agreements of either Seller, including, without limitation, the lease of the Premises;

         (c) all liabilities and obligations of either Seller attributable to the operation or ownership of the Acquired Assets by Purchaser after the Closing; and

         (d) all liabilities and obligations being assumed by Purchaser pursuant to Section 4.05 hereof.

    1.04 "Excluded Assets" shall mean all of the following assets of either Seller which are not being transferred to Purchaser:

         (a) all cash and cash equivalents, including cash on hand and in bank accounts, certificates of deposit or other securities; and

         (b) all corporate records of either Seller, including all minutes books, stock books and stock ledgers; and

         (c) all rights of Sellers under this Agreement or any related agreements or instruments.

    1.05 "Gross Sales" shall mean the gross receipts from sales of "Covered Products" less freight, sales and use taxes, customary cash and quantity discounts, returns and allowances to the extent such items are actually allowed or paid. "Covered Products" shall include all AC to AC power source products, commonly known as uninterruptable power supplies, and all power line conditioning products utilizing any of the Acquired Assets referred to in subsections 1.01(f), (i) or (k) hereof which constitute proprietary technology of Sellers on the date hereof and all modifications and improvements of such products, and shall not include products that do not utilize any of such Acquired Assets.

    1.06 "Limited Assignment Assets" shall mean Acquired Assets, if any, which may not be transferred or assigned without the approval of, or waiver by, a third party, or as to which the transfer or assignment thereof would otherwise be deemed a breach of the agreement with a third party.

    1.07 "Retained Liabilities" shall mean all liabilities and obligations of, or claims against, Seller of whatever nature, whether accrued, absolute, contingent or otherwise, other than the Assumed Liabilities, including, without limitation, the following:

         (a) all liabilities and obligations of either Seller to pay Federal, state, local or foreign taxes (and any deficiencies, penalties or interest which may be assessed thereon) accruing through the Closing Date (as hereinafter defined) including without limitation, sales taxes (other than sales taxes incurred in connection with the transactions contemplated hereby);

         (b) any liabilities with respect to any actual or alleged employee or former employee work-related injury which occurred on or prior to the Closing Date;

         (c) any liability of either Seller under any litigation, proceeding or claim of any nature by any person or entity arising out of or relating to any event which occurred prior to the Closing Date;

         (d) any liability or obligation of either Seller not related to the Business; and

         (e) all liabilities to Penril and its Affiliates and any liability for borrowed money.

    1.08 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles and practices.

                                      ARTICLE II

                             PURCHASE AND SALE OF ASSETS
                            AND ASSUMPTION OF LIABILITIES

    2.01 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants set forth herein, at the Closing Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept the Acquired Assets.

    2.02 CONSIDERATION. In consideration of the sale, assignment, transfer and delivery of the Acquired Assets, Purchaser shall:

         (a) pay to Seller in cash at the Closing, by certified or official bank check or wire transfer of funds to an account designated by Seller, $1,586,085 representing the sum of (i) $1,542,000 plus (ii) $44,085, the mutually-agreed estimate of the amount equal to the remainder of (A) the product of the Accounts Receivable as at the close of business on the Closing Date multiplied by 90% minus (B) the Accounts Payable as at the close of business on the Closing Date minus (C) the amount of vacation and holiday pay reflected on
Schedule 4.05 hereto, and which is subject to adjustment pursuant to Section
4.10 hereof and credit of the Deposits (as hereinafter defined).

         (b) deliver to Sellers at the Closing a Term Note of Purchaser in the form of Exhibit C hereto (the "Note"), in a principal amount of $2,750,000.

         (c) pay to Sellers a royalty (the "Royalty") equal to two percent (2%) of Gross Sales as provided in Section 4.08 hereof; and

         (d) assume the Assumed Liabilities and deliver to Sellers at the Closing an Instrument of Assumption in the form of Exhibit A hereto.

    2.03 DEPOSITS.  The "Deposit" (as defined in the Escrow Agreement dated
July 2, 1996 among Penril, TPI, Power Designs, Inc., the parent company of Purchaser ("Parent") and Adair Law Firm, as Escrow Agent) and the "Deposit" (as defined in the Escrow Agreement dated July 2, 1996 among Penril, CPI, Parent and Adair Law Firm, as Escrow Agent) shall be paid in full to Sellers and shall be applied against and credited to the cash payable at Closing pursuant to Section 2.02(a) hereof.

                                     ARTICLE III

                                     THE CLOSING

    3.01 TIME AND PLACE. The Closing of the transactions contemplated by this Agreement is taking place simultaneously with the execution and delivery of this Agreement. The date upon which the Closing is occurring is sometimes herein referred to as the "Closing Date".

    3.02 DELIVERIES BY THE SELLER. As a condition to the obligations of Purchaser hereunder, Sellers are delivering to Purchaser at the Closing the following:

         (a)  a Bill of Sale in the form of Exhibit B hereto;

         (b) all other documents and instruments as, in the reasonable opinion of counsel for Purchaser, are necessary to transfer the Acquired Assets; and

         (c) all other previously undelivered documents required to be delivered by Sellers or Penril at or prior to the Closing in connection with the transactions contemplated by this Agreement.

    3.03 DELIVERIES BY PURCHASER. As a condition to the obligations of Sellers and Penril hereunder, Purchaser shall deliver to Sellers at the Closing the following:

         (a)  the consideration set forth in subsections 2.02(a) and (d);

         (b)  the Note;

         (c) a Guaranty of the Note in favor of Sellers executed and delivered by Parent;

         (d)  a Pledge Agreement (the "Pledge Agreement") securing the
Guaranty;

         (e) a Security Agreement (the "Security Agreement") granting Sellers a security interest in all of Purchaser's assets, together with UCC financing statements; and

         (f) the agreement of Inverness Corporation ("Inverness") referred to in Section 4.12 hereof; and

         (g) all other previously undelivered documents required to be delivered by Purchaser at or prior to the Closing in connection with the transactions contemplated by this Agreement.

    3.04 LIMITED ASSIGNMENT ASSETS. If the Closing would cause any of the Limited Assignment Assets automatically to revert to any third parties, or to give rise to any right of purchase, or would cause the agreement pursuant to which Seller's rights in that Limited Assignment Asset derive to be deemed terminated or otherwise breached, or if a third party timely indicates its intention to exercise its right not to consent to the transfer to Purchaser of a Limited Assignment Asset, then such Limited Assignment Asset shall not be transferred hereby and Seller shall retain the ownership of such Limited Assignment Asset but shall provide to Purchaser substantially the same economic benefit in respect of such Limited Assignment Asset as Purchaser would have received if such Limited Assignment were actually an Acquired Asset, by means of subcontract, license or lease; provided that neither Seller nor Penril shall have any liability to Purchaser arising out of the post-Closing termination of any contract, lease, license or commitment.

    3.05 FURTHER ASSURANCES. After the Closing, Purchaser and Sellers shall from time to time, at the request of the other and without further consideration (but at the expense of the requesting party), execute and deliver such other documents and instruments and take such other actions as the other party may reasonably request in order to more effectively consummate the transactions contemplated hereby.

                                      ARTICLE IV

                         RELATED AGREEMENTS AND TRANSACTIONS

    4.01 HOLD HARMLESS.

         (a) Sellers and Penril, jointly and severally, covenant and agree to hold Purchaser and its Affiliates harmless from any liability and out-of-pocket expenses, including attorneys' fees and disbursements, arising out of successful claims made, or suits or proceedings brought, against Purchaser or its Affiliates by any party relating to the Retained Liabilities or Sellers' or Penril's acts or omissions (except those relating to or resulting in Assumed Liabilities) arising or accruing prior to the Closing.

         (b) Purchaser covenants and agrees to hold Sellers, Penril and their Affiliates harmless from any liability and out-of-pocket expenses, including attorneys' fees and disbursements, arising out of successful claims made, or suits or proceedings brought, against Seller, Penril or their Affiliates by any party relating to the Assumed Liabilities or Purchaser's acts or omissions arising or accruing after the Closing.

    4.02 BULK SALES LAWS. Sellers and Penril, jointly and severally, covenant and agree to indemnify Purchaser from any and all successful claims made by creditors of a Seller (other than creditors with respect to the Assumed Liabilities) relating to provisions of the "bulk sales laws" of the State of Connecticut which may be applicable to the transactions contemplated hereby and from all reasonable out-of-pocket costs (including reasonable attorneys' fees) incurred in the defense of any such claims made under such laws.

    4.03 MAIL RECEIVED AFTER CLOSING. Following the Closing, Purchaser may receive and open all mail addressed to Sellers and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Acquired Assets or the Assumed Liabilities.

Purchaser agrees to deliver or cause to be delivered to Sellers all other mail received addressed to a Seller which does not relate to the Acquired Assets or the Assumed Liabilities; and Sellers agree to deliver or cause to be delivered to Purchaser all mail received by a Seller or Penril relating to the Acquired Assets or the Assumed Liabilities.

    4.04 SELLERS' RECORDS; ACCESS BY SELLERS. After the Closing, Purchaser shall afford Sellers, Penril, their counsel, accountants and other representatives access to and assistance with such books and records acquired by Purchaser pursuant hereto as may be reasonably necessary in order for Sellers and Penril to prepare tax reports and returns required to be filed by it, to respond to inquiries by governmental authorities, to deal with Retained Liabilities or for other appropriate reasons. Purchaser shall not dispose of any such books or records of Sellers until it has given reasonable notice to Penril of its intention to do so and given Penril a reasonable opportunity to take possession of such books and records to be disposed of.

    4.05 EMPLOYEE MATTERS. (a) Effective as of the Closing, Purchaser shall offer employment to all persons employed by Sellers listed on Schedule 4.05 hereto (the "Covered Employees") at substantially the same wages, salary, benefits, hours and conditions of employment as in effect immediately prior to the Closing.

         (b) The cash purchase price to be paid at the Closing has been reduced by the amount of vacation and holiday pay reflected on Schedule 4.05 hereto. Therefore, Purchaser shall be responsible for and cause to be paid in the normal course of business the vacation and holiday pay for Covered Employees reflected on Schedule 4.05 hereof.

         (c) Purchaser shall be responsible and liable for any payment in the nature of severance pay due to any Covered Employee by reason of any action taken by Purchaser after the Closing.

         (d) Sellers shall be responsible for payment of all claims made by Covered Employees and their covered dependents under Sellers' group health and dental benefit plans prior to the Closing Date. Purchaser shall provide group health and dental benefit plans for the Covered Employers and their covered dependents as soon as practical after the Closing. As an interim measure, Sellers shall, for a period not to exceed 90 days from the Closing Date, provide medical and dental coverage to the Covered Employees and their covered dependents under Sellers' group health and dental benefit plans. Purchaser understands that Sellers' plans are self-insured and agrees to reimburse Sellers for the full cost to Seller of providing such coverage, I.E., allocable premiums plus the cost of (i) direct out of pocket expenses and (ii) all claims initiated by Covered Employees or their covered dependents after the Closing Date in excess of such premiums. Purchaser shall reimburse Sellers on a monthly basis, within ten days of Seller's invoice setting forth in reasonable detail the cost of such coverage. Purchaser's group health and dental plans shall take into account in the plan year in which the Closing occurs any expenses incurred by such Employees and their covered dependents during such plan year but prior to the change-over to Purchaser's plans for the purpose of satisfying deductible or coinsurance requirements to the same extent as if such expenses had been incurred after such change-over.

         (e) As soon as is practicable after the Closing Date, Purchaser shall establish a defined contribution savings plan qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), in which the Covered Employees shall be eligible to participate as of the Closing Date (the "Purchaser's Successor Plan"). Purchaser shall, as soon as practicable after the Closing Date provide Sellers with a copy of a favorable Internal Revenue Service determination letter covering the Purchaser's Successor Plan. Within 60 days following Seller's receipt of such letter, Sellers shall cause the trustee of Sellers' 401(k) plan in which the Covered Employees participate prior to the Closing to transfer assets equal to the account values of all such Covered Employees on a fully vested basis to the trustee of Purchaser's Successor Plan. Purchaser's Successor Plan shall recognize service with Seller and participation in Sellers' plan for purposes of determining vesting, eligibility to receive benefits and other service-related rights in Purchaser's Successor Plan, and in no event shall any Employee's vested interest in his account (including in respect of future accruals or allocations) under Purchaser's Successor Plan be less than his vested interest in his account in Seller's plan.

         (f) Purchaser shall be responsible and liable for any claim in respect of the Covered Employee arising under any state worker's compensation or similar law which is based on any occurrence on or after the Closing Date.

         (g) Purchaser agrees that for a period of 60 days following the Closing Date, Purchaser shall not undertake a "plant closing" or a "mass layoff" (as such terms are defined in the Worker Adjustment and Retraining Notification Act ["WARN"]) or undertake any other actions requiring notification pursuant to any similar state or local law or regulation to any person or entity. Purchaser further agrees and acknowledges that on and after the Closing Date, Purchaser shall be solely responsible for compliance with any federal, state, or local laws and regulations relating to plant closing or a substantial layoff of personnel.

         (h) Notwithstanding anything to the contrary contained herein, Purchaser agrees that it shall, as soon as practicable after the Closing but in any event within 90 days of the Closing Date, put in place medical and health care benefit programs covering the Covered Employees so that no such Covered Employee will suffer a break in coverage under such types of programs and so that Sellers shall have no responsibility or liability in respect of such Covered Employees under the "continuation coverage" provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or
Part 6 of Title I of ERISA or Section 4980B of the Code.

    4.06 ALLOCATION AGREEMENT. At the Closing, Purchaser and Sellers are entering into an allocation agreement satisfying the requirements of Section 1060 of the Code and the regulations promulgated pursuant thereto. Neither Purchaser nor Sellers shall take a reporting position contrary to the allocation agreement.

    4.07 COVENANT OF NON-COMPETITION; NO POACHING OF EMPLOYEES. (a) Sellers and Penril hereby acknowledge the competitive nature of the Business and, in consideration of the purchase by Purchaser of the Acquired Assets, Sellers and Penril therefore, jointly and severally, agree that for a period of three (3) years after the Closing Date, neither Sellers, Penril or any Affiliate thereof shall, for itself, or as an agent of, or on behalf of, or in conjunction with, any person, firm or corporation, or as a partner of any partnership, or as a shareholder of any corporation (excluding the ownership of fewer than 5% of the outstanding voting shares of any publicly traded corporation), own, manage, acquire, operate, control or participate in the ownership, management, operation or control of, any business which competes with the Business.

         (b) Purchaser agrees that for a period of three (3) years after the Closing neither Purchaser nor any Affiliate thereof shall solicit for employment, offer employment to, or employ any employee of Sellers or Penril other than the Covered Employees. Sellers and Penril jointly and severally agree that for a period of three (3) years after the Closing neither Sellers, Penril nor any Affiliate thereof shall solicit for employment, offer employment to or employ any employee of Purchaser.

         (c) Sellers and Penril jointly and severally agree to hold all proprietary information which is included in the Acquired Assets in confidence and not to disclose or use any such information. The foregoing shall not apply to information which is or becomes generally available to the public other than as a result of disclosure by Seller or its Affiliates.

         (d) In addition to any other remedy or relief available for any breach or threatened breach of any of the provisions of this Section 4.07, the non-breaching party shall be entitled to seek injunctive relief for any such breach, and the breaching party waives the making of a bond in connection therewith.

    4.08 ROYALTY. (a) The payment of the Royalty shall be made within forty-five (45) days after the end of each calendar quarter with respect to Gross Sales in the immediately preceding quarter, commencing with the quarter ending September 30, 1997 through and including the quarter ending June 30, 2001 (the "Royalty Period"). Payment shall be accompanied by a statement in the form set forth in subsection 4.08 (g) hereof.

         (b) Payments shall be made in United States dollars, by check sent to Sellers at the address specified by Sellers from time to time in accordance with
Section 13.05 hereof.

         (c) Receipt or acceptance by Sellers of any Royalty payments made by Purchaser which are less than the total amount due Sellers pursuant to this Agreement shall not be deemed to be a waiver of Seller's rights in or to the balance of the amounts due Sellers.

         (d) Without limiting the other rights of Seller in the event of a default if any payment required by this Agreement is not made on or before the due date, such late payment shall bear interest from the due date to the date of payment at a rate of interest equal to one percent per month.

         (e) Until the Royalty has been paid in full, Purchaser shall not transfer any of the Acquired Assets to any other person or entity without the prior written consent of Seller, except that the foregoing shall not prohibit Purchaser from (a) selling inventory in the ordinary course of business or (b) subject to the terms of the Note, transferring Acquired Assets to an Affiliate of Purchaser, provided such Affiliate shall agree in writing to assume the obligations of Purchaser under this Agreement, including, without limitation, its obligations under this

Section 4.08, and Purchaser shall give prior written notice of such transfer accompanied by a copy of such written agreement, which shall be satisfactory to Seller in form and substance.

         (f) Purchaser shall maintain for four (4) years following the close of each calendar year during the Royalty Period accurate books and records which disclose: all sales of AC power protection products; Gross Sales; and the amount of Royalty payable hereunder by Purchaser and the manner in which such Royalty was determined.

         (g) Purchaser shall deliver to Sellers within forty-five (45) days of the close of each quarter during the Royalty Period, a statement certified to be true and correct by Purchaser's Chief Financial Officer, which discloses: the total Gross Sales during the quarter; and a computation of the amount of Royalty payable in respect thereto for the quarter. The statement shall be in sufficient detail to be audited from the books of Purchaser.

         (h) Sellers shall have the right at any time during regular business hours, upon ten (10) days notice to Purchaser, to examine or audit the books and accounts and records of Purchaser which pertain to the manufacture and sale of AC power protection products and any other books and records that may be reasonably required by Sellers' accountants in order to verify the figures reported in any statements furnished to Sellers pursuant to this Section. Such books of account and records shall be made available to Sellers and their accountants at Purchaser's office located as herein stated. If the examination or audit reveals the underpayment of the Royalty by five (5%) percent or more, Purchaser shall pay the amount of such underpayment with interest as provided in subsection 4.08(d) and the cost of the examination or audit.

    4.09 CHANGE OF NAME. Promptly following the Closing, each Seller shall amend its Certificate of Incorporation so as to change its name to a name not including "Technipower", "Constant Power" or any derivative thereof. Thereafter neither Seller nor any Affiliate thereof shall use the name "Technipower" or any derivative thereof.

    4.10 POST-CLOSING ADJUSTMENT. (a) No sooner than 30 days after the Closing, Sellers shall prepare and deliver to Purchaser a statement (the "Closing Statement") of the Accounts Receivable and the Accounts Payable as at the close of business on the Closing Date.

    (b) Purchaser shall have 20 days from the date of delivery of the Closing Statement during which to review and dispute the Closing Statement. In connection with such review, Purchaser and its accountants shall be given access to the books, records and work papers of Sellers. Within such 20-day period, Purchaser must advise Sellers if it disputes the Closing Statement. If Purchaser does not timely advise Sellers, the Closing Statement shall become final for all purposes of this Agreement. If Purchaser so advises Sellers, the parties shall use their best efforts to resolve such dispute in good faith. If such dispute is not resolved by negotiations within 30 days of Purchaser's advice to Sellers of the dispute, the dispute shall be submitted as promptly as practicable to Arthur Andersen and Co. (the "Review Firm"). The decision of the Review Firm shall be final and binding upon all parties and the Closing Statement, as modified by the decision of the Review Firm, shall be final for all purposes of this Agreement. The fees and expenses of the Review Firm shall be borne equally by Purchaser and Sellers.

    (c) As soon as practicable, but in no case more than 10 days after the Closing Statement has become final in accordance with subsection 4.10(c) above, the parties shall hold a post-closing (the "Post-Closing"). At the Post-Closing, the parties shall compute the cash portion of the purchase price using the formulas set forth in Section 2.02(a) hereof on the basis of the figures contained in the Closing Statement. If the cash portion of the purchase price as so computed is less than the amount of cash paid to Seller at the Closing, then at the Post-Closing Seller shall refund such difference to Purchaser without interest, by certified or official bank check or wire transfer of funds. If the cash portion of the purchase price as so computed is more than the amount of cash paid to Seller at the Closing, then at the Post-Closing Purchaser shall pay such additional amount to Seller, without interest, by certified or official bank check or wire transfer of funds.

    4.11 LEASE OF PREMISES. Any provisions of the Lease dated January 10, 1978, as extended (the "Lease"), relating to the Premises to the contrary notwithstanding, Purchaser shall have no right to, and shall not, extend the Lease beyond its current expiration date of February 28, 1998 unless Purchaser first provides Sellers and Penril with a release from or security against liability arising from the Lease, which shall be deemed adequate by Penril in its sole discretion.

    4.12 INVERNESS. Part of the cash consideration paid by Purchaser pursuant to Section 2.02(a) hereof was obtained through Inverness. In addition, a line of credit with Inverness may be used to satisfy the working capital requirements of Purchaser. At the Closing, Sellers and Purchaser are entering into an agreement with Inverness providing that if an Event of Default (as defined in the Note) occurs, Sellers may purchase Inverness' promissory note from Purchaser and the related security agreement and first priority lien on the assets of Purchaser for amount equal to the lesser of (a) the amount of principal and interest then outstanding under Inverness' promissory note from Purchaser or (b) $1,500,000.

    4.13 CONFESSION OF JUDGMENT. At the Closing, Purchaser is executing and delivering to Inverness a Confession of Judgment on the Note. The Confession of Judgment shall be held by Inverness pursuant to the agreement referred to in
Section 4.12.

                                      ARTICLE V

                            REPRESENTATIONS AND WARRANTIES
                                OF SELLERS AND PENRIL

    Sellers and Penril jointly and severally represent and warrant to Purchaser as follows:

    5.01 CORPORATE ORGANIZATION; ETC. Each Seller and Penril is a corporation duly organized, validly existing and in good standing under the laws of its State of incorporation and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. Each Seller and Penril has full corporate power and authority to execute, deliver and carry out the terms of this Agreement and any and all related documents and instruments and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and any and all related documents or instruments to be executed and delivered by Sellers and/or Penril pursuant hereto. This Agreement and any and all related documents or instruments to be executed and delivered by Sellers and/or Penril have been duly and validly authorized, and this Agreement constitutes a valid and binding agreement of Sellers and Penril, and any and all such related documents or instruments, when executed and delivered by Sellers and/or Penril, will constitute valid and binding obligations thereof, enforceable in accordance with their terms. TPI was organized under the name "Technipower, Inc." in July 1990. CPI was organized under the name "Penril Power Systems, Inc." in May, 1995. Since their respective dates of organization, the principal place of business of each Seller has been the Premises.

    5.02 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required on the part of Sellers or Penril in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

    5.03 CREDITOR'S ARRANGEMENT. Neither Seller nor Penril has made an assignment for the benefit of creditors, nor does either Seller or Penril presently have any plans or intentions to do so, nor has any involuntary or voluntary petition in bankruptcy been filed by or against either Seller or Penril.

    5.04 NO SUBSIDIARIES. Neither Seller has any subsidiaries, and neither Seller owns, directly or indirectly, any capital stock or other equity securities of any corporation or has direct or indirect equity or ownership interest in any other business.

    5.05 NO VIOLATION. Except as set forth on Schedule 5.05, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or By-Laws of either Seller or Penril, or violate, or be in conflict with, or constitute a default under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Acquired Assets, under any agreement or commitment to which a Seller or Penril is a party or by which a Seller or Penril is bound, or to which the property of Sellers or Penril is subject, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to a Seller or Penril.

    5.06 FINANCIAL STATEMENTS. Each Seller has heretofore delivered to Purchaser an unaudited balance sheet of such Seller as at July 31, 1996 (the "Balance Sheet" or collectively the "Balance Sheets") and an unaudited statement of operations of such Seller for the fiscal year then ended. The Balance Sheet of such Seller presents fairly, in all material respects, the financial condition of such Seller as at the date thereof, and such statement of operations presents fairly, in all material respects, the results of operation of such Seller for the period therein referred to; all in accordance with generally accepted accounting principles consistently applied through the periods involved, subject to the absence of notes. The parties acknowledge that the purchase price for the Business represents the mutually agreed value of the Business as a whole based on arms-length negotiation and not its book value. Therefore, the parties agree that nothing in Section 5.06 or elsewhere in the Agreement shall be construed as a representation or a warranty that any of the Acquired Assets has a market or realizable value equal to that reflected on the Balance Sheets for such Acquired Asset.

    5.07 INTERIM OPERATIONS. Since the date of the Balance Sheets, the Business has been conducted only in the ordinary and usual course. Since the date of the Balance Sheets, there have not been any material adverse changes in the financial condition, results of operation, business or prospects of the Business. Since such date, none of the Acquired Assets has been affected by fire, explosion or other casualty (whether or not covered by insurance).

    5.08 NO UNDISCLOSED LIABILITIES; ETC. There are no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) relating to the Business which were not reflected or reserved against in the Balance Sheet, except for liabilities and obligations incurred in the ordinary course of business since the date thereof.

    5.09 TITLE TO ASSETS; LIENS. Each Seller has good and valid title to the Acquired Assets owned by it. None of the Acquired Assets are subject to any mortgage, pledge, lien, security interest, encumbrance or charge (collectively "liens") of any kind except (a) liens reflected on the Balance Sheet; (b) statutory liens of landlords and liens imposed by law, such as carriers', warehousemen's, mechanics', material men's and vendors' liens, incurred in the ordinary course of business; (c) purchase money liens arising or created in the ordinary course of business; (d) minor imperfections of title, if any, none of which are substantial in amount, materially detract from the value or impair the use of the property subject thereto, or impair the operation of the Business; and (e) liens for taxes not yet due. The Acquired Assets include all rights, properties and other assets necessary to permit Purchaser to conduct the Business in all material respects in the same manner as the Business was conducted immediately prior to the Closing.

    5.10 EQUIPMENT. To the best knowledge of Sellers, all material items of equipment of Sellers relating to the Business are structurally sound and in operating condition and are adequate for the uses to which they are being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature.

    5.11 LEASES. Schedule 5.11 hereto contains an accurate and complete list of all leases pursuant to which either Seller leases real or personal property used in the Business, copies of which have heretofore been delivered to Purchaser. All such leases are valid and binding on such Seller and, to the best knowledge of Sellers, on the other party thereto in accordance with their terms; and to the best knowledge of Sellers there are no existing defaults by a Seller or the other party thereunder and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder. Neither Seller has received any notice of default under any such lease. Except as set forth on Schedule
5.11 hereto, no consent is required for the assignment or transfer of any such lease to Purchaser.

    5.12 PATENTS, TRADEMARKS, TRADE NAME PROVISION. Schedule 1.01(f) sets forth a list of all material copyrights, patents, trademarks and trade names owned by either Seller or under which either Seller is licensed or franchised which relate to the Business. To the best knowledge of Sellers, Sellers possesses adequate rights, licenses or other authority to use such copyrights, patents, trademarks and trade names. To the best knowledge of Sellers, no products manufactured by the Business nor any formulae, processes, know-how, trade secrets, trade names, assumed names or designations used in the Business, infringe on any patents, trademarks, trade names, copyrights, technology, know-how or processes of any other person or corporate entity and no claims have been made against Seller in such connection.

    5.13 LITIGATION. To the best knowledge of Sellers, there is no action, proceeding or investigation pending or threatened against Seller relating to the Business.

    5.14 LABOR MATTERS; ERISA. (a) Neither Seller is obligated by or subject to any collective bargaining agreement or collective bargaining obligation, selection of a collective bargaining representative for employees or on-going organizing activity, order of the NLRB or other labor board or administration, or any unfair labor practice decision, nor is either Seller a party or subject to any pending or threatened labor, human rights or civil rights, dispute, controversy or grievance or any unfair labor practice proceeding with respect to claims of, or obligations to, any employee of a Seller.

         (b) Except as set forth on Schedule 5.14 hereto, there are no pension plans (as defined in Section 3(2) of ERISA) which Seller either maintains or to which either Seller is, directly or indirectly, required to contribute. Neither Seller is subject to any withdrawal liability with respect to the transactions contemplated hereby and has made all required contributions under such pension plans.

    5.15 PRODUCT WARRANTIES. Except as set forth on Schedule 5.15 attached hereto, neither Seller has given any third party any product warranties relating to products manufactured or sold by the Business.

    5.16 COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS. Except as set forth on Schedule 5.16, to the best knowledge of Sellers, neither Seller has failed to comply in any respect material with any law, ordinance, regulation, or order applicable to the Acquired Assets, including those relating to the environment, the failure to comply with which would have a material adverse effect on the Business, or received written notice alleging any such noncompliance with any thereof, except for any such noncompliance which has been cured or otherwise no longer exists. Except as set forth on Schedule 5.16, (a) to the best knowledge of Sellers, all licenses, franchises, permits and other governmental authorizations held by either Seller in respect of the Business are valid and sufficient to permit the operations thereof except where the failure to hold such licenses, franchises, permits and other governmental authorizations would not have a material adverse effect on the Business, and (b) to the best knowledge of Sellers, there are no violations of any such licenses, franchises, permits and other governmental authorizations, nor are there any proceedings pending or threatened against either Seller to revoke or limit any thereof.

    5.17 PERSONNEL. Schedule 5.17 hereto sets forth a true and complete list of: (a) the names and current salaries of all salaried employees of either Seller employed in the Business; (b) the wage rates for non-salaried and non-executive salaried employees of either Seller employed in the Business by classification; (c) accrued vacation pay for all such employees; and (d) all benefit and insurance programs in effect for employees of either Seller.

    5.18 ACCOUNTS RECEIVABLE. All of the Accounts Receivable are valid and represent sales made in the ordinary course of business. In no event shall this
Section 5.18 be construed as a representation, warranty or guaranty of the collectability of any of the Accounts Receivable, and Sellers and Penril hereby expressly disclaim any such representation, warranty or guaranty.

    5.19 CONTRACTS. Schedule 5.19 sets forth a complete and correct list of each material contract, agreement or commitment of either Seller (each of which is herein referred to as a "Material Contract"), relating to the Business, other than leases referred to in Section 5.11. Except as set forth in Schedule 5.19, to the best knowledge of Sellers, there is not, with respect to the Material Contracts, any existing default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or event of default, on the part of a Seller or, to the best knowledge of Sellers, the other party thereto, except such defaults, events of default and other events which would not have a material adverse effect on the Business. Complete copies of all the contracts, agreements or commitments listed on Schedule 5.19 have been delivered to Purchaser. Neither Seller has received any notice of default under any Material Contract. Except as set forth on Schedule 5.19, no consent is required for the assignment of any Material Contract to Purchaser.

    5.20 CUSTOMERS AND SUPPLIERS. Schedule 5.20 sets forth; (a) a list of the ten largest customers of each Seller in terms of sales during the last fiscal year showing the approximate total sales by such Seller to each such customer: and (b) a list of the ten largest suppliers of each Seller in terms of purchases during the last fiscal year, showing the approximate total purchases by such Seller from each such supplier. Except as set forth on Schedule 5.20, neither Seller has been advised by any customer or supplier of a refusal to deal with a Seller in the future based upon past actions or performance of a Seller or a refusal to extend credit in accordance with terms previously extended to a Seller due to such Seller's past payment history.

    5.21 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article V, neither Sellers, Penril nor any other person acting on behalf thereof (including any of their respective officers, directors, employees, agents or representatives) makes any other representation or warranty, express or implied, and Sellers and Penril hereby disclaim any such representation or warranty, whether by Sellers, Penril or any of their respective officers, directors, employees, agents or representatives or any other person with respect to the execution, delivery or performance by Sellers or Penril of this Agreement or with respect to the transactions contemplated hereby, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates, officers, directors, employees, agents or representatives or any other person of any documentation or other information by Sellers, Penril or any of their respective officers, directors, employees, agents or representatives or any other person with respect to any one or more of the foregoing.

                                      ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Sellers and Penril as follows:

    6.01 CORPORATE ORGANIZATION: ETC. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its State of incorporation and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. Purchaser has full corporate power and authority to execute, deliver and carry out the terms of this Agreement, the Note and all related documents and instruments and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement, the Note and any and all related documents or instruments to be executed and delivered by Purchaser.
This Agreement and all related documents or instruments to be executed and delivered by Purchaser have been duly and validly authorized, and this Agreement constitutes a valid and binding agreement of Purchaser, the Note and all such related documents or instruments constitute valid and binding obligations thereof, enforceable in accordance with their terms.

    6.02 CONSENTS AND APPROVALS OF GOVERNMENTAL. No consent, approval or authorization of, or declaration, filing or registration with, any governmental authority is required on the part of Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

    6.03 CREDITOR'S ARRANGEMENT. Purchaser has not since 1994 made any assignment for the benefit of creditors, nor does Purchaser presently have any plans or intentions to do so, nor since 1994 has any involuntary or voluntary petition in bankruptcy been filed by or against Purchaser. Purchaser is a reorganized debtor pursuant to a Chapter 11 Petition and Plan of Reorganization confirmed on June 9, 1994 (the "Plan"). Purchaser is in full compliance with its obligations under the Plan and is under no legal impediment posed by the Plan or otherwise, to enter into this Agreement, and to perform the transactions contemplated hereby.

    6.04 NO VIOLATION. Neither the execution and delivery of this Agreement or the Note nor the consummation of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or By-Laws of Purchaser, or violate, or be in conflict with, or constitute a default under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of Purchaser under any agreement or commitment to which Purchaser is a party or by which Purchaser is bound, or to which the property of Purchaser is subject, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

                                     ARTICLE VII

             SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

    7.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by any party in this Agreement shall survive the Closing hereunder and any investigation at any time made by or on behalf of any other party for a period of twelve months following the Closing. Anything in this Agreement to the contrary notwithstanding, no claim based upon misrepresentation or breach or representation or warranty shall be made, no litigation with respect thereto commenced, and no remedy shall be available unless written notice specifying with particularity the misrepresentation or breach claimed shall have been delivered on or prior to the expiration of such period.

    7.02 INDEMNIFICATION BY SELLERS AND PENRIL. Subject to the limitations, conditions and adjustments set forth in this Article VII, Sellers and Penril, jointly and severally, agree to indemnify, defend and hold Purchaser harmless from and against any demands, claims, losses, damages, costs and expenses, including, without limitation, interest, costs, penalties and reasonable attorneys' fees (collectively, "Damages") asserted against, resulting to, imposed upon or incurred or suffered by Purchaser as a result of or arising from any breach of any representation, warranty, covenant or agreement of Sellers or Penril contained in this Agreement.

    7.03 INDEMNIFICATION BY PURCHASER. Subject to the limitations, conditions and adjustments set forth in this Article VII, Purchaser agrees to indemnify, defend and hold Sellers and Penril harmless from and against any and all Damages asserted against, resulting to, imposed upon or incurred or suffered by a Seller or Penril as a result of or arising from any breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement.

    7.04 LIMITATIONS ON INDEMNIFICATION; ADJUSTMENTS. (a) The remedies provided in this Article VII shall be exclusive and shall preclude assertion by any party of any other rights or the seeking of any and all other remedies against any other for claims based on this Agreement.

         (b) Any claims for indemnity under this Agreement shall be subject to the following limitations and adjustments: (i) the provisions of Section 7.02 shall be effective only when the aggregate amount of all Damages for which Sellers and Penril may be liable under this Article VII exceeds $75,000 (the "Threshold"), in which case Sellers and Penril shall be liable for only such amounts as exceed $75,000; (ii) the amount of any claim by any party for indemnification shall be subject to adjustment to reflect (A) any actual direct or indirect income tax benefit (taking into account the amount of any indemnification actually received) resulting therefrom to the indemnified party,
(B) any insurance coverage with respect thereto and (C) any amounts recoverable from third parties based on claims the indemnified party has against such third parties which would reduce the damages that could otherwise be sustained; and
(iii) in no event shall Sellers and Penril be liable, in the aggregate, for indemnification hereunder in an amount greater than $400,000 (the "Cap").

         (c) Purchaser agrees that its obligations to make payments pursuant to this Agreement and the Note are absolute, unconditional and irrevocable. Purchaser shall have no defense, right to withhold, or right of offset or recoupment with respect to, any payment to be made by Purchaser to Seller pursuant to this Agreement or the Note, and Purchaser shall not withhold any such payment or claim any such defense, right of setoff, recoupment or any similar right.

         (d) No party hereto shall be liable to any other party for special, incidental, consequential or punitive damages, however arising, whether based on contract, tort or otherwise.

    7.05 CONDITIONS OF INDEMNIFICATION. (a) Any party claiming a right to indemnification hereunder (an "Indemnified Party") shall give prompt written notice to the other party (the "Indemnifying Party") of the commencement of any action, audit, investigation, suit or proceeding, the receipt of any demand or the occurrence of any item or incident in connection with which the Indemnified Party bases its claim for indemnification from the Indemnifying Party under this
Article VII.

         (b) Upon notice from the Indemnified Party, the Indemnifying Party may assume the defense of any such action, audit, investigation, suit, proceeding or demand, including its compromise or settlement, and the Indemnifying Party shall pay all reasonable costs and expenses thereof and shall be fully responsible for the outcome thereof, subject to the provisions of Section 7.04. The Indemnifying Party shall give notice to the Indemnified Party as to its intention to assume the defense of any such action, audit, investigation, suit, proceeding or demand within fifteen (15) days after the date of the Indemnified Party's notice thereof. If the Indemnifying Party assumes the defense of such action, audit, investigation, suit, proceeding or demand, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's consent (which shall not unreasonably be withheld) unless the sole relief is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not unreasonably be withheld). If the Indemnifying Party does not, within fifteen (15) days after the receipt of written notice from the Indemnified Party, give notice to the Indemnified Party of its assumption of the defense of the action, audit, investigation, suit, proceeding or demand in question, the Indemnifying Party shall be bound by the Indemnified Party's control of the defense thereof and by any determination made in such action, audit, investigation, suit, proceeding or demand by a court or decision maker of competent jurisdiction.

    7.06 DEFENSE OF ENVIRONMENTAL CLAIMS.

         (a) Sellers have delivered to Purchaser a Phase I Environmental Site Assessment on the Premises dated May 12, 1996 by Tyree Organization Ltd., which indicates that no "Environmental Conditions" (as hereinafter defined) were found to exist on the Premises. Nonetheless, subject to the limitations and conditions set forth in this Section 7.06, Sellers and Penril jointly and severally agree to defend and hold harmless Purchaser from any losses or damages resulting from claims, demands, actions, audits, investigations, suits or proceedings brought by any federal or state agency having jurisdiction or any other person (other than Purchaser or any Affiliate or associate thereof) without the urging or complicity of Purchaser based upon the existence of any Environmental Condition on the Premises prior to the Closing Date for which Seller is responsible (collectively "Environmental Claims").

         (b) Purchaser shall give prompt written notice to Sellers of any Environmental Claim. Upon receipt of such notice, Sellers and Penril shall have the sole right to defend the Environmental Claim with counsel of their own choosing and shall have the sole right to compromise or settle the Environmental Claim. Subject to the foregoing, Purchaser may participate in or monitor the defense of any Environmental Claim with counsel of its own choosing at its own expense, but in no case shall Seller or Penril have any responsibility for the cost of such counsel.

         (c) Sellers and Penril shall only be obligated to defend and hold harmless Purchaser from Environmental Claims as to which notice pursuant to subsection 7.06(b) has been given by Purchaser to Sellers and Penril prior to the thirteenth anniversary of the Closing Date, and no remedy shall be available to Purchaser for Environmental Claims notified to Sellers and Penril after that date. Neither the Threshold nor the Cap shall apply to the obligations of Penril and Sellers under this Section 7.06. This Section 7.06 shall be Purchaser's exclusive remedy for Environmental Conditions and Environmental Claims.

         (d) As used herein, "Environmental Condition" means the presence of any "Hazardous Substances," "Pollutants," "Hazardous Constituents," or "Contaminants," as such terms are used in the Comprehensive Environmental Response and Liability Act of 1980, as amended ("CERCLA"), on or beneath the Premises which violate or require remediation under any federal or state law relating to protection of the environment, including, without limitation, CERCLA , the Resource Conservation Recovery Act of 1976, as amended, the Federal Water Pollution Control Act, as amended, and comparable Connecticut statutes.

                                     ARTICLE VIII

                               MISCELLANEOUS PROVISIONS

    8.01 COMMISSIONS AND FINDERS' FEES. Each of the parties represents that the negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Sellers and Penril directly with Purchaser and in such manner as not to give rise to any claims against any of the parties hereto for a brokerage commission, finders' fee or other like payment, except the fee payable to Leeson Associates, Ltd., which is the responsibility of Sellers. Insofar as any such claims are made which are alleged to be based on an agreement or arrangements made by, or on behalf of, a party, such party agrees to indemnify and hold the other parties harmless from and against all liability, loss, cost, charge or expense, including reasonable counsel fees, arising therefrom.

    8.02 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified and supplemented only by written agreement of all parties hereto.

    8.03 WAIVER OF COMPLIANCE. Any failure of Sellers or Penril, on the one hand, or Purchaser on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by Purchaser or Sellers and Penril, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    8.04 EXPENSES. Each of the parties hereto will pay its own expenses incurred by it or on its behalf in connection with this Agreement or any transaction contemplated by this Agreement, whether or not such transaction shall be consummated, including, without limitation, all fees of their respective counsel, and accountants. Purchaser shall pay all sales and transfer taxes incurred in connection with the transactions contemplated by this Agreement.

    8.05 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid or delivered by express delivery or facsimile transmission (with copy by mail):

           (a)     If to Sellers or Penril, to:

                   Penril DataComm Networks, Inc.
                   1300 Quince Orchard Blvd.
                   Gaithersburg, MD  20878-4106
                   Attention: President
                   Fax No.  (301) 948-5761

or to such other person or address as Sellers or Penril shall furnish to Purchaser in writing.

           (b)     If to Purchaser, to:

                   PDIXF Acquisition Corp.
                   c/o  Venture Partners Ltd.
                   Mill Crossing
                   P.O. Box 9
                   Kensington, CT   06037
                   Attention:  Gary M. Laskowski
                   Fax No.  (203) 828-3320

or to such other person or address as Purchaser shall furnish to Sellers in writing.

    8.06 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, except that (a) Purchaser may, upon prior written notice to Sellers and Penril, assign its rights and obligations under this Agreement to Parent, and (b) all rights, duties, liabilities and obligations of Sellers and Penril hereunder may, without any additional consideration or any action or approval of any other party, be assigned to and assumed by Access Beyond, Inc., a Delaware corporation which is currently, but is not expected to continue to be, a wholly-owned subsidiary of Penril, as a result of a spin-off and related merger transaction, whereupon Access Beyond, Inc. shall have all the rights, duties, liabilities and obligations of Sellers and Penril hereunder, Sellers and Penril shall have no further rights (except that, without limiting the rights of Access Beyond, Inc., Penril and Sellers shall continue to have the rights provided in Section 7.03 of this Agreement), duties, liabilities or obligations hereunder, and Sellers and Penril shall be automatically released and discharged from and after the date of such assignment from any and all duties, liabilities and obligations pursuant to this Agreement or any other agreement or transaction contemplated hereby, including, without limitation, any liabilities, obligations or duties under Article VII.

    8.07 GOVERNING LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law doctrine.

    8.08 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    8.09 HEADINGS. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof.

    8.10 ENTIRE AGREEMENT.  This Agreement, including the Exhibits and
Schedules hereto and other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including, without limitation, the Asset Purchase Agreement dated July 2, 1996 among Parent, TPI and Penril and the Asset Purchase Agreement dated July 2, 1996 among Parent, CPI and Penril.

    8.11 THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

    8.12 MUTUAL AGREEMENT. This Agreement embodies the arms-length negotiation and mutual agreement between the parties hereto and shall not be construed against either party as having been drafted by it.

    8.13 SEVERABILITY. If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. In addition, if any one or more of the provisions contained in this agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the application law of such jurisdiction as it shall then appear.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement, each by its duly authorized officer, all as of the day and year first above written.

                        PDIXF ACQUISITION CORP.


                        By:
                           -------------------------
                               Title

                        TECHNIPOWER, INC.


                        By:
                           -------------------------
                               Title

                        CONSTANT POWER, INC.


                        By:
                           -------------------------
                               Title

                        PENRIL DATACOMM NETWORKS, INC.


                        By:
                           -------------------------
                           Title

Power Designs, Inc. hereby consents and agrees to Sections 2.03, and 8.10 of this Agreement.

                        POWER DESIGNS, INC.

                        By:
                           -------------------------
                               Title

                                      TERM NOTE

$2,750,000                                                     October ___, 1996


    For value received, PDIXF Acquisition Corp., a New York corporation (the "Borrower"), promises to pay Technipower, Inc. and Constant Power, Inc. ( collectively "Holder"), at their office located at c/o Penril DataComm Networks, Inc., 1300 Quince Orchard Boulevard, Gaithersburg, MD 20878, the aggregate principal sum of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) in lawful money of the United States, and to pay interest thereon from the date hereof until the entire principal sum has been repaid in like money at said office computed (on the basis of a year of 365 days and charged for the actual number of days principal is outstanding, including any time extended by reason of Saturdays, Sundays and holidays) at a rate of interest per annum which shall from time to time increase or decrease so that at all times such rate shall remain 2% per annum above the rate of interest at that time publicly announced by Signet Bank/Maryland to be its prime rate (the "Prime Rate"), with changes in interest rate resulting from changes in the Prime Rate to be effective on the first day on which such change in the Prime Rate is effective. Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest from the date when due until said principal amount is paid in full, payable on demand, at a rate per annum equal at all time to 4 percent (4%) above the Prime Rate.


                                  I.  PAYMENT TERMS

    SECTION 1.1 The principal shall be payable in one (1) installment payable on December 31, 1996.

    SECTION 1.2 Accrued interest shall be payable on the first day of each month, commencing November 1, 1996, and upon payment of principal until principal is paid in full.

    SECTION 1.3 This Term Note is subject to partial or entire prepayment without penalty.


               II. PURCHASE AGREEMENT; GUARANTIES; COLLATERAL SECURITY

    This Term Note is the Term Note referred to in the Asset Purchase Agreement dated October ___, 1996 among Borrower, Holder and Penril DataComm Networks, Inc.. The payment of this Term Note is (a) secured by a Security Agreement of even date herewith (the "Security Agreement") between the Borrower and Holder and (b) guaranteed by the sole stockholder of the Borrower (the "Guarantor") pursuant to a Guaranty of even date herewith (the "Guaranty"). The Guaranty is secured by a pledge of all of the outstanding capital stock of the Borrower by the execution and delivery of a Pledge Agreement of even date herewith (the "Stock Pledge").

                         III. REPRESENTATIONS AND WARRANTIES

    Borrower represents and warrants to Holder that:

    SECTION 3.1 The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which such qualification is required.

    SECTION 3.2 The execution, delivery and performance hereof and of every other instrument executed and delivered by Borrower pursuant hereto, and of any term, covenant or condition herein or therein provided for, are within its corporate powers, have been duly authorized by all proper and necessary stockholder and corporate action; and are not in conflict with its charter, by-laws or any indenture, contract or agreement to which it is a party or by which it is bound or with any statute, judgment, decree, rule or regulation binding upon it and shall not result in the creation of any lien on any of Borrower's assets to any person or entity; and this Term Note and all other instruments, when executed and delivered herewith, will constitute legal, authorized, valid and binding obligations of Borrower enforceable in accordance with its and their terms.

    SECTION 3.3 The financial statements of the Borrower for the period ended _____________, 1996 together with all financial statements hereafter furnished to the Holder by Borrower are and shall be complete and correct and fairly present the financial condition and the results of operations of the Borrower as at such dates; and have been and shall be prepared in accordance with generally accepted accounting principles. Since the date of such financial statements there has been no adverse change in the condition (financial or otherwise), business, or operations of the Borrower. There are no liabilities of the Borrower, fixed or contingent, which are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since the date of the financial statements.

    SECTION 3.4 Neither the Borrower nor Guarantor is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate resolution which could have an adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Borrower or Guarantor, or the ability of the Borrower to carry out its obligations under this Term Note and all documents executed and delivered in connection therewith. Neither the Borrower nor Guarantor is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, which default will have an adverse effect on the ability of the Borrower or Guarantor to carry out its obligations under this Term Note, the Security Agreement, the Guaranty or the Stock Pledge, or any document executed and delivered in connection herewith or therewith.

    SECTION 3.5 There is no pending or threatened action or proceeding against or affecting the Borrower or Guarantor before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, adversely affect the financial condition, operations, properties, or business of the Borrower or Guarantor or the ability of the Borrower or Guarantor to perform its obligations under this Term Note and all documents executed and delivered in connection therewith.

    SECTION 3.6 The Borrower and Guarantor has satisfied all judgments, and neither the Borrower nor Guarantor is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, federal, state, municipal, or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign. No Event of Default as described in Section 7 herein, and no condition, event or act which, with notice or lapse of time or both would constitute an Event of Default, exists or will exist upon the execution of this Term Note.

    SECTION 3.7 The Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in Section 3.3 (other than any properties or assets disposed of since that date in the ordinary course of business consistent with past practice), and none of the properties and assets owned by the Borrower and none of its leasehold interests is subject to any lien, except as such may be permitted pursuant to Section 5.1 hereof.

    SECTION 3.8 The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and is not in violation of any valid rights of others with respect to any of the foregoing.

    SECTION 3.9 The Borrower has filed all tax returns (federal, state, local, and foreign) required to be filed and has paid al taxes, assessments, and governmental charges and levies due from it, including interest and penalties, if any.

    SECTION 3.10 Borrower is in compliance with all laws, ordinances, rules or regulations applicable to it, of all Federal, state or local governments or any instrumentality or agency thereof, including, without limitation, ERISA, OSHA and all Federal, state and municipal laws, ordinances, rules and regulations relating to the environment.

                              IV. AFFIRMATIVE COVENANTS

    Until payment in full of this Term Note, Borrower covenants and agrees to:

    SECTION 4.1 Preserve and maintain, and cause each subsidiary to preserve and maintain, its corporate existence and good standing in the jurisdiction of its incorporation and qualify and remain qualified, and cause each subsidiary to qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

    SECTION 4.2 Keep and cause each of its subsidiaries to keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Borrower and its subsidiaries.

    SECTION 4.3 Maintain, keep, and preserve, and cause each subsidiary to maintain, keep and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

    SECTION 4.4 Continue, and cause each subsidiary to continue, to engage in an efficient and economical manner in a business of the same general type as now conducted by it as of the date of this Term Note.

    SECTION 4.5 Maintain and cause each subsidiary to maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or similar businesses and similarly situated.

    SECTION 4.6 Comply and cause each subsidiary to comply, in all respects wit all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property.

    SECTION 4.7 At any reasonable time and from time to time, permit Holder or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit properties of, the Borrower and any subsidiary and to discuss the affairs, finances, and accounts of the Borrower and any subsidiary with any of their respective officers, directors and the Borrower's independent accountants.

    SECTION 4.8    Furnish to Holder:

    (a) As soon as available and in any event no later than twenty (20) days after the end of each month consolidated and consolidating financial statements of the Borrower and its subsidiaries for such month, all in reasonable detail and all prepared in accordance with generally accepted accounting principles consistently applied.

    (b) As soon as available and in any event no later than ninety (90) days after the end of the fiscal year of the Borrower, consolidated and consolidating financial statements of the Borrower and its subsidiaries, all in reasonable detail and stating in comparative form the respective consolidated and consolidation figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with generally accepted accounting principles consistently applied and as to the consolidated statements accompanied by an opinion thereon acceptable to Holder by independent accountants selected by the Borrower and acceptable to Holder.

    (c) Promptly upon the receipt thereof, copies of any reports or management letters submitted to the Borrower or any subsidiary by independent certified public accountants in connection with the examination of the financial statements of the Borrower or any subsidiary made by such accountants;

    (d) Within twenty (20) days after the end of each month, a certificate of the chief financial officer of the Borrower (a) certifying that to the best of his knowledge no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto and (b) with computations demonstrating compliance with the covenants contained in Section 6 hereof;

    (e) Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower, Guarantor or any subsidiary which, if determined adversely to the Borrower, Guarantor or such subsidiary, could have an adverse effect on the financial condition, properties, or operations of the Borrower, Guarantor or such subsidiary;

    (f) As soon as possible and in any event within five (5) days after the occurrence of each Event of Default, a written notice setting forth the details of such Event of Default and the action which is proposed to be taken by the Borrower with respect thereto; and

    (g) Such other information pertaining to the condition or operations, financial or otherwise, of the Borrower, Guarantor or any subsidiary as Holder, may from time to time reasonably be requested.

    SECTION 4.9 Reimburse Holder on demand, or without demand in the case of the occurrence of an Event of Default, any and all reasonably necessary out-of-pocket expenses (including attorney's fees and expenses) paid or incurred by Holder in connection with the collection, enforcement, preservation or protection of this Term Note, the Guaranty, the Stock

Pledge, any related document or instrument or any right or claim in connection herewith or therewith.

                                V. NEGATIVE COVENANTS

    Until payment in full of this Term Note, the Borrower shall not, without the prior written consent of Holder:

    SECTION 5.1 Create, incur, assume, or suffer to exist, or permit any subsidiary to create, incur, assume, or suffer to exist, any lien upon or with respect to any of its properties, now owned or hereafter acquired except:

    (a)  liens in favor of Inverness Corporation ("Inverness");

    (b)  liens in favor of Holder;

    (c) liens for taxes or assessments or other governmental charges or levies if not yet due and payable;

    (d) liens imposed by law, such as mechanics', materialman's, landlords', warehousemen's, and carriers' liens, and other similar statutory liens, securing obligations incurred in the ordinary course of business;

    (e) liens under workmen's compensation, unemployment insurance, social security, or similar legislation;

    (f) liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than for the payment of money), leases (permitted under the terms of this Term Note), or public or statutory obligations;

    (g) easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Borrower or any subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

    (h) liens securing the obligations of a subsidiary to the Borrower or another subsidiary; and

    (i) purchase money liens on any property hereafter acquired or the assumption of any lien on property existing at the time of such acquisition, or a lien incurred in connection with any conditional sale or other title retention agreement or capital lease; provided that such property is acquired in the ordinary course of business and the obligation secured by such lien is permitted under Section 6 hereof.

    SECTION 5.2 Create, incur, assume, or suffer to exist or permit any subsidiary to create, incur, assume, or suffer to exist any indebtedness except:

    (a) debt to Inverness;

    (b) debt to Holder; and

    (c) accounts payable to trade creditors for good and services which are not overdue and are incurred in the ordinary course of business.

    SECTION 5.3 Merge or consolidate with, or sell, assign, lease, or otherwise dispose of all or substantially all of its assets (whether now owned or hereafter acquired) to any person or entity, or acquire all or substantially all of the assets or business of any person or entity, or permit any subsidiary to do so.

    SECTION 5.4 Sell, lease, assign, transfer, or otherwise dispose of, or permit any subsidiary to sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets except inventory in the ordinary course of business consistent with past practice.

    SECTION 5.5 Declare or pay any dividends, or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding or make any distribution of assets to its stockholders whether in cash, assets, or obligations of the Borrower or pay any principal or interest on any loan from shareholders.

    SECTION 5.6 Make, or permit any subsidiary to make, any loan or advance to any person or entity, or purchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, or make capital contributions to, or otherwise invest in or acquire any interest in, any person or entity.

    SECTION 5.7 Assume, guaranty, endorse, or otherwise be or become directly or contingently liable, or permit any subsidiary to assume, guaranty, endorse, or otherwise be or become directly or contingently liable for obligations of any person or entity, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

    SECTION 5.8 Directly or indirectly, enter into or be a party to any transaction with any of its officers, directors, stockholders or employees or with any firm or entity in which any of the foregoing have a material interest or with any affiliate or associate (as such terms are defined in Rule 405 under the Securities Act of 1933, as amended) of any of the foregoing, or, directly or indirectly, increase above the current level the salary or other cash remuneration or perquisites of any of the officers and employees of the Borrower, or otherwise, directly or indirectly, make any other payment to or on behalf of any such person, with respect to stockholder loans or otherwise; provided that any transaction which is on terms no less favorable to the Borrower than could generally be obtained in negotiations with unaffiliated third parties on an arms' length basis shall not be deemed to violate this Section 5.8.

    SECTION 5.9    Organize or acquire any subsidiary.

    SECTION 5.10 Make or permit to be made any material change in the character of Borrower's business or operations.

                               VI.  FINANCIAL COVENANTS

    Until payment in full of this Term Note, the Borrower covenants and agrees not to:

    SECTION 6.1 Make any expenditures for fixed or capital assets (including, without limitation, under capitalized leases) which would cause the aggregate of all such expenditures made by the Borrower to exceed 100,000.


                                VII. EVENTS OF DEFAULT

    SECTION 7.1 If any of the following events (Events of Default") shall occur:

    (a) Borrower fails to pay when due principal or interest on this Term Note or any other obligation for the payment of money to Holder;

    (b) There is any change in the management or direction of Borrower's affairs (including but not limited to a change in its officers) or in the ownership of its capital stock which effects a change of control of any such affairs which is not satisfactory to Holder;

    (c) Borrower or Guarantor shall fail in the observance of any term, covenant or condition provided for herein or therein, and such failure shall continue uncured for a period of ten (10) days after written notice to Borrower by Holder;

    (d) Any representation or warranty made by Borrower herein or in any related document or instrument or any representation, warranty made by Guarantor shall prove to be in any material respect false or misleading as of the time made or furnished;

    (e) Default shall be made with respect to any notes or other evidences of indebtedness (including, without limitation, any capitalized lease) or liabilities for borrowed money (other than this Term Note) of Borrower or of Guarantor if the effect of such default or defaults is to accelerate or if the holders thereof do accelerate the maturity of such notes or other evidences of indebtedness or liabilities;

    (f) Default shall be made in the due observance or performance of any covenant, condition or agreement hereunder under the Guaranty, the Stock Pledge, or under any other document or instrument relating hereto or thereto on the part of Borrower or Guarantor to be observed or performed (including, without limitation, any such covenant to cause or not to permit another person to act in any manner or to refrain from taking any action) which shall continue for a period of ten (10) days of written notice from Holder;

    (g) A final judgment or order for the payment of money shall be rendered by a court of competent jurisdiction against Borrower or any subsidiary of Borrower in an amount of $10,000 or more and Borrower or such subsidiary shall not discharge the same or provide for its discharge in accordance with its terms or procure a stay of execution thereof within thirty (30) days after the date of entry thereof and within said thirty (30) days (or such longer period during which execution of such judgment shall have been stayed) appeal therefrom and cause the execution thereof to be stayed during such appeal;

    (h) Borrower, or any subsidiary of Borrower, or Guarantor makes an assignment for the benefit of creditors, commences (as the debtor) any case in bankruptcy, or commences (as the debtor) any proceeding under any other insolvency law;

    (i) A case in bankruptcy or any proceeding under any insolvency law is commenced against Borrower, any subsidiary of the Borrower, or Guarantor (as the debtor in such case or proceeding) and a court having jurisdiction in such matter enters an order for relief against such debtor in such case or proceeding, or such case or proceeding is consented to by such debtor or remains undismissed for thirty (30) days; or

    (j) A trustee, receiver, agent or custodian is appointed or authorized to take charge of any of the property of Borrower, any subsidiary of Borrower, or Guarantor, for the purpose of enforcing a lien against such property for the benefit of creditors, and such appointment or authorization is not revoked within thirty (30) days thereafter, then, and in any such event, Holder may, without notice to Borrower, declare this Term Note, all interest hereon, and all other amounts payable under this Term Note to be forthwith due and payable, provided that upon an event with respect to Borrower, a subsidiary of Borrower or Guarantor described in subsection (h), (i) or (j) above, this Term Note, all interest thereon and all other amounts payable under this Term Note shall automatically become immediately due and payable, in each case without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower.

                                 VIII. MISCELLANEOUS

    SECTION 8.1 This Term Note constitutes the entire agreement between the parties with respect to the subject matter hereof. None of the terms or provisions hereof may be waived,

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

altered, modified, or amended except by an agreement in writing signed by both parties.

    SECTION 8.2 All notices or communications provided for under this Term Note shall be in writing and sent by first class mail, telecopier (receipt acknowledged), hand delivery or by overnight courier;

if to the Borrower at:

         PDIXF Acquisition Corp.
         c/o Venture Partners, Ltd.
         Mill Crossing
         P.O. Box 9
         Kensington, CT 06037
         Attention:  Gary M. Laskowski

if to the Holder at the address set forth above, or as to each party, at such other address as shall be designated by such party in a written notice to other party in like manner. All such notices or communications shall be deemed effective upon receipt by the other party.

    SECTION 8.3 No failure or delay on the part of Holder in the exercise of any power or right under this Term Note shall operate as a waiver thereof, and no exercise or waiver of any single power or right, or the partial exercise thereof, shall affect Holder rights with respect to any and all other rights and powers.

    SECTION 8.4 The covenants, representations, warranties and agreements set forth herein shall be binding upon the Borrower, its successors and assigns and shall inure to the benefit of Holder and its successors and assigns.

    SECTION 8.5 All rights and remedies of Holder under this Term Note, the Guaranty and the Stock Pledge or other documents and instruments relating to this Term Note shall be cumulative.

    SECTION 8.6 This Term Note and all rights and obligations of the parties hereunder shall be construed under the laws of the State of New York without regard to any choice of law rule.

    SECTION 8.7 In the event of any litigation in connection with this Term Note, the Guaranty, and the Stock Pledge or other documents and instruments relating hereto, or any of the transactions contemplated herein or therein, the Borrower waives all rights to a trial by jury and Borrower agrees not to assert any set off or counterclaim of any nature in such litigation. Any action or suit in connection with this Term Note may be brought by Holder in New York County of the State of New York, the Borrower hereby consenting to the jurisdiction thereof, and service of process may be made on the borrower by mailing a copy of the summons to it to the address set forth in Section 8.2 hereof.


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

    SECTION 8.8 Any provision of this Term Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Term Note or affecting the validity or enforceability of such provision in any other jurisdiction.

    SECTION 8.9 Notwithstanding any other provision of this Term Note, the Borrower shall not be required to pay interest pursuant to this Term Note which is excess of the maximum amount permitted under applicable law. It is the intention of the parties hereto to conform strictly to any applicable usury laws, and it is agreed that if any interest contracted for, chargeable or receivable under this Term Note shall exceed the maximum amount permitted under any such law, any such excess shall be deemed a mistake and canceled automatically and, if theretofore paid, shall be refunded to Borrower.

    IN WITNESS WHEREOF, the Borrower has caused this Term Note to be executed by its duly authorized officer on the day and year first above written.



                                  PDIXF ACQUISITION CORP.


                                  By:________________________________
                                               Title:

STATE OF                )
                      : ss.
COUNTY OF               )

    On the ___ day of _____, 1996, before me personally came__________________ _________________________________to me known, who, being by me duly sworn, did depose and say that s/he resides at___________________________________________
______________, that s/he is the _________________________of PDIXF Acquisition
Corp., the corporation described in and which executed the foregoing instrument; that s/he signed his/her name on behalf of the corporation and by order of the board of directors of said corporation.


                             _____________________________________
                                       Notary Public

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